Exhibit 99.1

At the Company	ON THE WEB
Mike Lonsway	www.forestcity.net
Senior Vice President – Planning
216-416-3325

Jeff Linton
Senior Vice President – Corporate Communication
216-416-3558

Forest City Appoints Z. Jamie Behar and Nominates Craig Macnab
to the Forest City Board of Directors

Addition of Two Highly Qualified, Independent Directors
Underscores Forest City’s Commitment to Good Governance

CLEVELAND, Ohio - April 24, 2017 - Forest City Realty Trust, Inc., (NYSE: FCEA and FCEB) today announced the appointment of Z. Jamie Behar, CFA, and the nomination of Craig Macnab, two highly qualified and accomplished real estate executives with significant board experience, to serve on its Board of Directors.

Behar will join the Board effective immediately and will fill the vacancy created when Bruce C. Ratner, executive chairman of Forest City’s New York subsidiary, stepped down from the Board at the end of 2016. The Board has nominated Macnab as an independent director to succeed Stan Ross, who will not stand for re-election at the Company’s upcoming Annual Meeting of Stockholders.

Behar brings to the Board more than 35 years of experience in investment management and financial analysis with a focus on real estate, together with significant experience serving on boards. Behar is the former Managing Director, Real Estate & Alternative Investments, at GM Investment Management Corp, where she was responsible for managing real estate and alternative investment portfolios totaling approximately $12 billion at peak value.

Macnab is a seasoned executive with more than 35 years of experience in the real estate industry and investment banking and management. Macnab has served as chief executive officer of National Retail Properties, a publicly traded REIT with a market capitalization of approximately $6.5 billion, since 2004, and the chairman of its Board of Directors since 2008. He will retire from his roles at National Retail Properties, effective April 28, 2017.

“We are thrilled to welcome these two outstanding real estate professionals to our board and we look forward to benefiting from their significant industry experience,” said James A. Ratner, chairman of the Board. “In addition to their deep knowledge of our industry and impressive board-service credentials, the appointment of Jamie Behar and the nomination of Craig Macnab reflect our ongoing commitment to best practices in corporate governance and increased board independence.”

“As a management team, we look forward to capitalizing on the fresh insights and viewpoints these new directors are expected to bring to the Board as we continue to execute on our strategy to ensure long-term growth at Forest City,” said David J. LaRue, president and chief executive officer. “Both Jamie and Craig have unique perspectives on the real estate business and a wealth of experience in organizational and investment strategy, as well as outstanding leadership skills, and will provide Forest City with additional perspectives for enhancing shareholder value.”

Both Behar and Macnab, along with the Company’s other directors, will stand for election at the upcoming Annual Meeting of Stockholders.

Behar and Macnab were identified through the Board’s previously announced search process, which it conducted with the assistance of nationally recognized search firm Ferguson Partners, Ltd. With these board actions and anticipated director elections, the Forest City Board will be comprised of thirteen directors, eight of whom are independent, one of whom is the President and Chief Executive Officer, and four of whom are members of the founding family, the Company's largest non-institutional shareholder.

About Jamie Behar
Jamie Behar, 59, most recently served as Managing Director, Real Estate & Alternative Investments at GM Investment Management Corp (“GMIMCo”). In her role at GMIMCo, Behar managed clients’ private market and publicly traded real estate and alternative investment portfolios totaling approximately $12 billion at peak value. Behar was a member of GMIMCo’s Board of Directors, Investment Management Committee, Private Equity Investment Approval Committee and Risk Management Committee. Behar has served as a Board member of Gramercy Property Trust since 2015, where she is a member of the Investment Committee and Audit Committee, and as a director of Sunstone Hotel Investors, Inc. since 2004 and chairs the Nominating & Corporate Governance Committee and serves on the Audit Committee. She was previously Board Chair of the Pension Real Estate Association and was a member of the Real Estate Investment Advisory Council of the National Association of Real Estate Investment Trusts (“NAREIT”).

Behar holds a bachelor’s of science degree in economics from The Wharton School, University of Pennsylvania, an MBA from Columbia University Graduate School of Business, and is a Chartered Financial Analyst.

About Craig Macnab
Craig Macnab, 61, has been chief executive officer of National Retail Properties, a publicly traded REIT with a market cap of approximately $6.5 billion, since 2004 and chairman of the Company’s Board of Directors since 2008. Macnab will retire from National Retail Properties, effective April 28, 2017. Prior to National Retail Properties, Macnab served as president and chief executive officer of Atlanta-based JDN Realty Corporation. Macnab has served as a director of American Tower Corporation’s Board of Directors since 2014, and is a member of the Audit Committee. He is also a director of Cadillac Fairview Corporation, a Canadian commercial real estate company that is wholly owned by Ontario Teachers’ Pension Plan. Macnab served on the Board of DDR Corporation from 2003 to 2015, where he chaired the Nominating and Corporate Governance Committee, and was a member of the Audit Committee and Executive Committee.

Macnab holds a bachelor’s degree in economics and accounting from the University of Witwatersrand in Johannesburg, South Africa, and an MBA from Drexel University.

About Forest City
Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $8.2 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. For more information, visit www.forestcity.net.

Important information
The directors, director nominees and executive officers of the company and other persons may be deemed to be participants in the solicitation of proxies from stockholders in respect of the matters to be considered at the company’s 2017 Annual Meeting of Stockholders. Information regarding the company’s directors and executive officers is available in the company’s most recent definitive proxy statement, dated April 7, 2016, for the Annual Meeting of Stockholders held on May 25, 2016, which was filed with the SEC on April 7, 2016, and the company’s other filings with the SEC.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the proxy statement/prospectus when it becomes available.  In connection with the company’s 2017 Annual Meeting, the company has filed with the SEC a Registration Statement on Form S-4 and Amendment No. 1 thereto (the “Registration Statement”), which contains a preliminary proxy statement/prospectus. The Registration Statement has not yet become effective.  After the Registration Statement has been declared effective by the SEC, the definitive proxy statement/prospectus will be delivered to stockholders. Stockholders are urged to read the proxy statement/prospectus when it becomes available because it will contain important information.  Stockholders will be able to obtain a free copy of the proxy statement/prospectus (when available), as well as other filings containing information about the company, without charge, at the SEC’s website, www.sec.gov, and on the Investor Relations page of the company’s website at http://ir.forestcity.net/.